EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of July 24, 1998 ("Agreement"), among Knightsbridge Corporation, a Nevada corporation ("Knightsbridge"), and Western Oil and Tire Distributors, Inc., a State of Washington Corporation hereinafter referred to as "Western" or "Company".

                                   BACKGROUND

     The respective Boards of Directors of Knightsbridge and Western have each approved, upon the terms and subject to the conditions set forth in this Agreement, the merger ("Merger") of Western with and into Knightsbridge whereby each issued and outstanding share of common stock of Western not owned directly or indirectly by Western will be converted into the common stock of Knightsbridge ("Common Stock") as set forth in Article I.

     In consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, Knightsbridge and Western hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Nevada Corporation Act ("Nevada Statute"), Western shall be merged with and into Knightsbridge subject to the conditions set forth in Article VI. Following the Merger, Knightsbridge shall continue as the surviving corporation ("Surviving Corporation") and shall continue its existence under the laws of the State of Nevada, and the separate corporate existence of Western shall cease.

1.02 Effective Time. As soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI, the Merger shall be consummated by filing with the Secretary of State of the State of Nevada articles of merger, amended Certificate of Incorporation, or other appropriate documents ("Articles of Merger") in accordance with the Nevada Statute. The Merger shall become effective at such time as the Articles of Merger are duly filed, or at such later time as Knightsbridge and Western shall specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

1.03 Effects of the Merger. The Merger shall have the effects specified in the Nevada Statute. This Plan of Merger is intended to constitute "a plan of reorganization" within the meaning of Section 354 of the Internal Revenue Code, 1986 as amended. Further for federal income tax purposes it is intended that the merger shall qualify as a reorganization as defined in
     Section 368 (a) of the Internal Revenue Code.

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1.04 Amendments to Articles of Incorporation  and Bylaws. At the Effective Time,
     (i) the Articles of Incorporation of Knightsbridge as amended, and as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article "I" of the "Certificate of Incorporation of Knightsbridge Corporation", the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is Western Oil & Tire Distributors, Inc. and the original date of incorporation is June 17, 1996" , and (ii) the Bylaws of Western as in effect immediately prior to the Effective time shall be the Bylaws of the Surviving Corporation, except that the Bylaws shall be amended such that
     Section 1 of Article III thereof shall be amended and restated in its entirety to read as follows until thereafter amended as provided by law:

     Section 1. Effective upon the merger of Western Oil & Tire Distributors, Inc. with and into the corporation, the number of directors shall be five
     (5); thereafter, the number of directors shall consist of no fewer than three (3) members and no more than fifteen (15) members as determined from time to time in accordance with these bylaws by resolution of the board of directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. In the event of a tie (50% for, 50% against) in the voting by the Board members on any corporate action brought before the Board, the Chairman shall have the right to break the tie and approve or disapprove the action. The directors shall be elected at the annual meeting of shareholders. Each director elected shall hold office until such director's successor is elected and qualified, or until such director's earlier resignation or removal. Directors need not be shareholders.

1.05 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the persons set forth on Exhibit 1.05 hereto, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by laws.

     1.06 Shares. At or prior to the Effective Time, by virtue of the Merger the following events shall occur:

          (a) Each share of common stock or preferred stock held by Western as treasury stock shall be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

          (b) Knightsbridge shall take all necessary corporate action to effectuate a reverse stock split so that the total issued and outstanding Common Stock shall not exceed 5,054,350 shares ("Reverse Stock Split") immediately prior to the issuance of Common Stock as set forth in Section 1.06(c).

          (c) Knightsbridge shall arrange delivery of 423,000 post reverse stock split common shares without any trading restrictions from certain of Knightsbridge's existing shareholders to effectuate closing of this agreement. These 423,000 shares plus an additional 11,577,000 common shares to be issued from
               Knightsbridge's treasury (total 12,000,000 shares) shall be issued to each of Western's shareholders, as set forth on Exhibit 1.06(c) annexed hereto, in the number of Common Stock shares set forth next to each name.

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     1.07 Private Placement.

          (a) The Common Stock issued to Western's shareholders have not been and will not be registered with the Securities and Exchange
               Commission ("SEC") or the securities commission of any state, including but not limited to Nevada and Washington state, pursuant to an exemption from registration by virtue of
               Knightsbridge's intended compliance with the provisions of Sections 4(2) and 4(6) of the Securities Act of 1933, as amended ("Securities Act"), and the Common Stock will be made available only to "accredited investors" or Company shareholders who have used a "Purchaser representative", as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such exemption limits the number and types of investors to which the offering of Common Stock may be made and restricts subsequent transfers of the Common Stock so offered which also may be restricted by state securities laws. The Common Stock may not be resold or otherwise disposed of by Western's shareholders unless, in the opinion of counsel to Knightsbridge, registration under federal and applicable state securities laws is not required or compliance is made with the registration requirements of such laws.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.01 Issuance of Certificates. Promptly after the Effective Time, the Surviving Corporation shall issue to each person set forth on Exhibit 1.06(c) a certificate representing the Common Stock to be issued to each Western shareholder and simultaneously each Western shareholder shall exchange and surrender the certificate representing all of such Western shareholder's shares in the Company. At the close of business on the day of the Effective Time, the stock ledger of Western shall be closed.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF

                                  KNIGHTSBRIDGE

Knightsbridge represents and warrants to Western as of the date of this Agreement and as of the Effective Time as follows:

     3.01 Existence;   Good  Standing.   Knightsbridge  is  a  corporation  duly
          incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

     3.02 Capitalization. The authorized capital stock of Knightsbridge prior to the Reverse Stock Split consists of 200,000,000 shares of Common Stock, par value $0.001 ("Shares") and no other classes of stock, common or preferred, or other securities. As of July 24, 1998, there
          were  20,217,400   shares  of  Common  Stock  issued  and  outstanding
          including 8,000,000 shares held in escrow pending completion and outcome of Knightsbridge's claim and related lawsuit against Language Force, Inc. All issued and outstanding shares of Common Stock are duly authorized, validly issued, free of preemptive rights, non-assessable, and, except for the 8,000,000 shares held in escrow, are fully paid. Except as set forth in this Section 3.02, (i) Knightsbridge is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the
          happening  of  any  stated   events  any  shares  of  or  interest  in
          Knightsbridge,   whether  or  not  presently  authorized,   issued  or
          outstanding, and (ii) there are outstanding (a) no shares of capital stock or other voting securities of Knightsbridge, (b) no securities of Knightsbridge or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Knightsbridge, (c) no options or other rights to acquire from
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          Knightsbridge  or any  of  its  subsidiaries,  and  no  obligation  of
          Knightsbridge or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Knightsbridge, and (d) no equity equivalents, interests in the ownership or earnings of Knightsbridge or any of its subsidiaries or other similar rights. Upon issuance of the Common Stock to Western's shareholders, such shares of Common
          Stock  shall  be  duly   authorized,   validly  issued,   fully  paid,
          non-assessable, and free of preemptive rights.

     3.03 Authorization: Validity and Effect of Agreements. Knightsbridge has the requisite corporate power and authority to execute and deliver this Agreement. The consummation by Knightsbridge of the transactions contemplated hereby has been duly authorized by all requisite corporate action and the issuance of the Common Stock to Western's shareholders is required to be approved by the shareholders of Knightsbridge and such approval was obtained by shareholder consent on July 24, 1998. This Agreement constitutes the valid and legally binding obligation of Knightsbridge, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     3.04 No Violation. To the best of Knightsbridge's knowledge neither the execution and delivery by Knightsbridge of this Agreement, nor the consummation by Knightsbridge of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Knightsbridge (ii)violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment of compensation under, or result in
          the   creation   of   any   lien,   security   interest,   charge   or
          encumbrance("Lien")upon    any   of   the   material   properties   of
          Knightsbridge or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise permit, lease, contract, agreement or other instrument, commitment or obligation to which Knightsbridge or any of Knightsbridge's subsidiaries if a party, or by which Knightsbridge or any of Knightsbridge's subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect
          on  the  business,   results  of  operations  financial  condition  or
          prospects of Knightsbridge and its subsidiaries taken as a whole ("Knightsbridge Material Adverse Effect"); or (iii) other than the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1978 ("HSR Act"), the Securities Exchange Act of 1934, ("Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of its qualification to do business in other jurisdictions, and the filings contemplated by Section 5.02 of this Agreement (collectively, "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filings or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Knightsbridge Material Adverse Effect.
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     3.05 Documents.  Knightsbridge  has  delivered  to  Western  the  following reports and/or statements: Audited financial statements for the year ended October 31, 1997. Unaudited financial statements for the six (6) month period ended April 30, 1998. Issuer Information and Disclosure Statement Pursuant to Rule 15 c 2-11(a)(5)


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                                   OF WESTERN

Western represents and warrants to Knightsbridge as of the date of this Agreement and as of the Effective Time as follows:

     4.01 Existence; Good Standing; Corporate Authority; Compliance with Law Western is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copies of Western's Articles of Incorporation and by laws previously delivered to Knightsbridge are true and correct and have not since been amended, modified or rescinded.

     4.02 Authorization, Validity and Effect of Agreements. Western has the requisite corporate power and authority to execute and deliver this Agreement, subject to the approval of the Merger by the shareholders of Western. The consummation by Western of all transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Western, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.03 Capitalization. The authorized capital stock of Western consists of 10,000,000 shares of no par value common stock and no other classes of stock, common or preferred, or other securities. There are 6,000,000 shares of common stock issued and outstanding as of July 24, 1998. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in Exhibit 4.03 Western is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, any shares of or interest in Western, whether or not presently authorized, issued or outstanding. Except as set forth in
          Exhibit 4.03, there are outstanding (i) no shares of capital stock or other voting securities of Western, (ii) no securities of Western or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Western, (iii) no options or other rights to acquire from Western or any of its subsidiaries, and no obligations of Western or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Western, and
          (iv) no equity equivalents, interest in the ownership or earnings of Western or any of its subsidiaries or other similar rights. There are no outstanding obligations of Western or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of Western.

     4.04 No Violation. Neither the execution and delivery by Western of this Agreement nor the consummation by Western of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Western or its subsidiaries, (ii) violate, or conflict with, or result in a breach of any provision of,

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          or  constitute a default (or an event  which,  with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment or compensation under, or result in the creation of any Lien upon any of the properties of Western or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation of which Western or its subsidiaries is a party, or by
          which  Western  or  its   subsidiaries  or  any  of  their  respective
          properties or assets is bound or affected, except for any of the foregoing matters which, singularly or in the aggregate, would not
          have  a  Company  Material  Adverse  Effect;   (iii)  other  than  the
          Regulatory  filings,   require  any  material  consent,   approval  or
          authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect, as defined in Section 7.01(c) below, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Western, any of its subsidiaries or any of their assets, except for violations which in the aggregate would not have a Company Material Adverse Effect or materially adversely affect the ability of Western to consummate the Merger.

     4.05 Consulting Service Agreements. Western has entered into consulting agreements with various consultants. The terms of such agreements are no more than three months in duration except for Western's consulting agreement with RMJ & Associates set forth on Exhibit 4.05 annexed hereto.

     4.06 Acquisition Agreement. Western has entered into an Agreement to Purchase the Business Assets of Ed's Tire Service, Inc. a copy of which is set forth on Exhibit 4.06 annexed hereto.


                                    ARTICLE V

                                    COVENANTS

     5.01 Conduct of Business. From and after the date of this Agreement until the Merger is affected or this Agreement is terminated, unless Knightsbridge has consented in writing thereto, Western, and, with respect to (e) and (f) below, Knightsbridge and Western:

          (a)  Shall,   and  shall  cause  its   subsidiaries  to,  conduct  its
               operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) Shall use reasonable efforts, and shall cause its subsidiaries to use reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

          (c) Shall confer on a regular basis with one or more representatives of Knightsbridge to report operational matters of materiality and any proposals to engage in material transactions;

          (d)  Shall not amend its Articles of Incorporation or By Laws;

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          (e)  Shall  promptly  notify the other parties  hereto of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental
               complaints,   investigations   or  hearings  (or   communications
               indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (f) Shall promptly deliver to the other parties hereto true and correct copies of any report, statement or schedule filed with or delivered to the SEC, any other Governmental entity (other than routine corporate tax and other filings in the ordinary course of business) or any shareholder of Western or Knightsbridge, as the case may be, subsequent to the date of this Agreement;

          (g) Shall not (i) issue, sell or pledge, or agree to issue, sell or pledge, any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion, right or other right to acquire any shares of its capital stock or grant any right to convert or exchange any securities of Western for Common Stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, other than in the ordinary course of Western's business, (iv) adopt any new employee benefit plan, other than in the ordinary course of Western's business (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, other than in the ordinary course of business, except, in each case, for changes which are less favorable to participants in such plans or as may be required by applicable law, or (v) amend any Officer Employment Agreement or increase any compensation payable pursuant to such Officer Employment Agreements;

          (h) Shall not (i) except in the normal course of business as consistent with prior practice, declare, set aside or pay any dividend (whether in cash, stock or property) or make any other distribution or payment with respect to any shares of its capital stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

          (i) Shall not, and shall not permit its subsidiaries to (i) sell, lease or otherwise dispose of any assets of Western or its subsidiaries (including capital stock) which are of a material amount, individually or in the aggregate, or (ii) make any acquisition, by means of merger or otherwise, of any assets or securities which are of a material amount, individually or in the aggregate; and

          (j) Shall not, and shall not permit its subsidiaries to, agree in writing to take or otherwise take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of Western herein untrue or incorrect.

     5.02 Filings; Other Action. Subject to the terms and conditions herein provided, Western and Knightsbridge shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR act with respect to the Merger if required; (ii) use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are

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          required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and other jurisdictions in connection with the execution and delivery
          of  this   Agreement  and  the   consummation   of  the   transactions
          contemplated hereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and
          (iii) use best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or
          appropriate  to  consummate   and  make  effective  the   transactions
          contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Knightsbridge and Western shall use best efforts to take all such necessary action.

     5.03 Inspection of Records. From the date hereof to the Effective Time, each of Knightsbridge and Western shall allow all designated officers, attorneys, accountants and other representatives of Knightsbridge and Western, as the case may be, access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Knightsbridge, Western and their subsidiaries.

     5.04  Indemnification.

               (a) (i) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted, indemnify, defend and hold harmless the present and former directors and officers of Knightsbridge and Western and any subsidiaries and their respective heirs, executors, administrators and legal representatives (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties" ) against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the
                    Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement (collectively "Losses")). In connection with the foregoing obligations from and after the Effective Time, the Surviving Corporation, shall bear the cost of expenses incurred in defending against any claim, action, suit, proceeding or investigation arising out of any alleged acts or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement), as incurred to the fullest extent permitted under applicable law. All rights to indemnification, including provisions relating to advances, expenses and exculpation of director liability, existing in favor of the Indemnified Parties as provided in Knightsbridge's or Western's Articles of Incorporation and Bylaws, as in effect as of the date of this Agreement, with respect to matters occurring through the Effective Time, will survive the Effective Time and will continue in full force and effect.

               (ii) Any  Indemnified  Party will  promptly  notify the Surviving
                    Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section (a "Third Party Claim"). In the event of any such Third Party Claim, (x) within twenty (20) days of
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                                       60
                    receipt of such notice, the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, acceptable to such Indemnified Parties, as the expense of the Indemnifying Party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, and each Indemnified Party will have the right to retain a separate counsel, acceptable to such Indemnified Party, at the expense of the Indemnifying Party, if representation of such Indemnified Party and the other Indemnified Parties as a group would be inappropriate due to a conflict of interest between them and (y) the Indemnified Parties will cooperate in the defense of any such matter. If the Surviving Corporation fails to take action within twenty (20) days as set forth in (x) above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as a Loss. The Surviving Corporation will not be liable for any settlement affected without its prior written consent, unless it has failed to take action within the twenty (20) day period after receipt of notice as set forth above. Notwithstanding the foregoing, the Surviving Corporation will not have any obligation under this Section 5.04 to indemnify an Indemnified Party when and if a court of competent jurisdiction ultimately determines and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (b) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.04.

          (c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Articles of Incorporation or by laws of Knightsbridge, under the Nevada Statute or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties and will be binding on all successors and assigns of the Surviving Corporation.

     5.05 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

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                                       61

     5.06 Expenses. Whether or not the Merger is consummated, except as provided in Section 7.02 hereof or as provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     5.07 Consent of Western's Shareholders. Western shall submit the Merger to the shareholders of the Company for their consideration in accordance with Chapter 23B.11 of the Washington State Business Corporation Act and other provisions of applicable law, and obtain the consent of its shareholders. Western shall notify Knightsbridge in writing that the consent of the shareholders has been obtained, and shall set forth the names of any dissenting shareholders at least one (1) day prior to the Effective Time.

     5.08 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Western and Knightsbridge shall, subject to their respective legal obligations (including requirements of the Nasdaq National Market, stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with Nasdaq National Market, or any national securities exchange with respect thereto.

     5.09 Best Efforts to Close. The parties hereto agree to use their best efforts to close the transactions contemplated hereby by July 24, 1998.


                                   ARTICLE VI

                       CONDITIONS TO CONSUMMATION
                             OF THE MERGER

     6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a) This Agreement shall have been approved by the affirmative vote of the shareholders of Knightsbridge and Western by the requisite vote in accordance with applicable law;

          (b) No statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of prohibiting the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

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                                       62

          (c) The waiting period (and any extension thereof ) applicable to the consummation of the Merger under the HSR Act if required shall have expired or been terminated;

          (d) Each of the consents listed on Schedule 6.01(d) hereto shall have been obtained.

          (e) A minimum of $50,000 of operating capital is required at closing to be used by the Surviving Corporation to pay a shareholder loan payable by Knightsbridge as set forth in Exhibit 6.01(e) annexed hereto. Western shall be responsible for arranging this operating capital financing for the Surviving Corporation. Knightsbridge shall cooperate in approving documents and authorizing the issuance of debt or equity securities of Knightsbridge on or before closing as consideration for the financing. Such funds are to be used to pay the expenses set forth above in this section. Funds from financing in excess of $50,000 shall be placed in accounts with signatory requirements as authorized by the Board of Directors of the Surviving Corporation.

          (f) Western shall deliver the legal opinion of its general counsel, substantially in the form annexed hereto as Exhibit 6.01 (e) and Knightsbridge shall deliver the legal opinion of its counsel, substantially in the form annexed hereto as Exhibit 6.01(e)(1).

          (g) A consulting agreement between Knightsbridge and CPT shall have been executed, a copy of which is annexed to this Agreement as
               Exhibit 6.01(g). This consulting agreement shall become an obligation of the Surviving Corporation.

          (h) 950,000 post reverse stock split Common Stock shares (restricted) shall be issued as finder's fees as set forth on Exhibit 6.01(h) annexed hereto.

          (i) The parties hereto agree that any Language Force, Inc. ("LFI") assets, including shares of LFI net of payment of expenses ("LFI Assets") which remain following the conclusion of pending
               Arbitration proceedings or other legal action concerning the dispute between Knightsbridge and LFI shall be offered to Knightsbridge shareholders of record immediately prior to the issuance of common stock to Western as set forth in Article 1.06(
               c) in an offer ("Share Purchase Offer") by the Surviving Corporation to purchase shares from such Knightsbridge shareholders. Consideration to purchase shares under the Share Purchase Offer shall be subject to and limited to the amount of LFI Assets available, if any.

          (j)  Within   forty-five   days  of  Closing   Western  shall  arrange
               additional financing to be used by the Surviving Corporation for the following purposes:

          (k)  $50,000 to pay a loan  payable by  Knightsbridge  as set forth in
               Exhibit 6.01(e) annexed hereto, with a principal balance of $50,000 plus $12,500 in loan discounts, finance fees and interest ("Interest"). In the event all or a portion of the Interest is settled by a payment in cash the Surviving Corporation shall have the right to recover such payments from the LFI Assets.

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                                       63

          (l) Up to $25,000 to pay legal costs directly incurred by the Surviving Corporation in pursuing the Language Force Lawsuit. Upon and subject to receipt of any proceeds from settlement of the LFI claim and related lawsuit the surviving Corporation shall be reimbursed, out of first proceeds received, its out-of-pocket expenses which were paid out of the $25,000 of financing established for such purpose.

          (m) Lock-Up Agreement On or prior to closing Western shareholders and certain Knightsbridge shareholders shall enter into an agreement ("Lock-up Agreement") which imposes voluntary restrictions and other terms and conditions on the shares held and owned by such shareholders upon closing this Agreement. The Lock-Up Agreement is set forth on Exhibit 6.01(k) annexed hereto.

          (n) 8,000,000 voting common shares (2,000,000 post reverse stock split) issued by Knightsbridge are held in an escrow account in connection with a project commonly referred to as Language Force, Inc. ("LFI"). LFI and Knightsbridge are in dispute over their agreement and arbitration proceedings have been scheduled to resolve disagreements between the parties. Under the escrow agreement 9,600,000 common shares of LFI issued in the name of Knightsbridge are held pending outcome of the claim and related lawsuit. The Merger is entered into by Western on Knightsbridge's representation that Knightsbridge will prevail in its claim and lawsuit against LFI and that the 8,000,000 Knightsbridge common shares held in escrow will be returned to treasury and cancelled. In the event any of such escrowed Knightsbridge shares are released to any party other than Knightsbridge, additional Knightsbridge shares shall be issued to Western shareholders on the basis of four (4) Knightsbridge shares for each share so released from escrow.

          (o) Knightsbridge shall arrange delivery of 377,000 post reverse stock split common shares without any trading restrictions from certain of Knightsbridge's existing shareholders as follows:

               RMJ  Associates 350,000 shares

               Portfolio Investment Strategies Corp. 27,000 shares

          (p) Upon the close of this Agreement the executive offices of the Surviving Corporation shall be relocated to 8756 - 122nd Avenue NE, Kirkland, Washington 98033.

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     7.01 Closing and Termination. Except as otherwise set forth in this Section 7.01, this Agreement shall close by no later than 11:59 p.m. Seattle, Washington, July 28, 1998, ("Closing Date") provided that either party may extend this Agreement for an additional seven (7) day period by written notice to the other party prior to the Closing Date. This Agreement shall terminate if not closed by 11:59 p.m., Seattle, Washington, August 4, 1998. Notwithstanding the foregoing and/or the approval of this Agreement by the shareholders of Knightsbridge and Western, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

          (a) By mutual written consent, duly authorized by their respective Boards of Directors, by Knightsbridge and Western; (b) By either Knightsbridge or Western

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                                       64

               (i) if any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

               (ii) if,  upon  a  vote  at a  duly  held  meeting  or  upon  any adjournment thereof, the shareholders of Knightsbridge and Western shall have failed to give any required approvals; or

          (c) By Knightsbridge if Western shall have breached any of its representations and warranties or covenants contained herein and if such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a material adverse effect on the business, results of operations, financial condition or prospects of Western (a "Western Material Adverse Effect"), unless, in the case of a breach of covenant, such failure to perform has been caused by a breach of this Agreement by Knightsbridge.

          (d) By Western if Knightsbridge shall have breached any of its representations and warranties and such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a Knightsbridge Material Adverse Effect, or if a Knightsbridge shall have breached in any material respect any of its covenants contained herein, unless, in the case of a breach of any covenant, such failure to perform has been caused by a breach of this Agreement by Western;

     7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement, except for the obligations of the parties pursuant to this Section 7.02 and the provisions of Section 5.06, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided that nothing in this
          Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

     7.03 Amendment. To the extent permitted by applicable law, this Agreement may be amended by the parties, at any time before or after approval of this Agreement and the merger by the shareholders of Western but, after any such shareholder approval, no amendment shall be made that by law requires further approval of such shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or
          (iii) subject to the terms hereof, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of those rights.

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

     7.05 Procedure for Closing, Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require (a) in the case of Knightsbridge, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of Western, action by its Board of Directors.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.01 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be only conditions to the Merger and shall not survive the Merger, provided, however, that the representations and warranties contained in Section 1.07, and in this Article VIII shall survive the Merger.

     8.02 Assignment, Binding Effect; Benefit; Entire Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assign any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.03 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision, clause, section or port of this Agreement is so broad as to be unenforceable, the provision, clause, section or part shall be interpreted to be only so broad as is enforceable, and all other provisions, clauses, sections or parts of this Agreement which can be effective without such unenforceable provision, clause, section or part shall, nevertheless, remain in full force and effect.

     8.04 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proofof service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

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                                       66

          If to Knightsbridge, to

          Knightsbridge  Corporation
          Harold Peter (Herb) Capozzi,
          President and CEO
          PO Box 4 595 Howe Street, Suite #308
          Vancouver, BC Canada V6 C2T5
          604-718-2808 Fax

          With a copy to:

          Ken Ball

          Barrister & Solicitor DuMoulin Black 10th Floor - 595 Howe Street Vancouver, B.C. Canada V6C 2T5 Fax: 604-687-8772

          If to Western, to

          Western Oil and Tire Distributors, Inc.
          8756 122nd Avenue NE
          Kirkland, WA  98033
          Att'n:  Pat Charles, President
          Fax:  425-827-2216

          With a copy to:
          Robert C. Laskowski
          Attorney At Law

          S.W.  Fifth Avenue, Suite 1300
          Portland, OR  97204-1151
          Fax:  503-226-6278

          or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date it is telecommunicated, personally delivered or mailed.

     8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

     8.06 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled under the Arbitration Rules of the State of Nevada.

     8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.08 Counterparts and Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each of which may be signed by less than all of the parities hereto, but together all such copies shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

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

     8.09 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) "Affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

          (b) "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

          (c)  "Person"   means  a   natural   person,   company,   corporation,
               partnership, joint venture, association, trust, unincorporated organization or other entity.

          (d) "Subsidiary" of any person means a person in which such first referenced person owns directly or indirectly an amount of the voting securities, other voting ownership or voting partnership interest which is sufficient to elect at least a majority of its Board of directors or other governing body (or, if there are no such voting interest, owns directly or indirectly 50% or more of the equity interest).

     8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in the Agreement. The waiver by any party hereto to a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 Incorporation of Exhibits. All Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

                        KNIGHTSBRIDGE CORPORATION

                        By: /s/ Harold Capozzi
                            -------------------------
                            Harold Peter (Herb) Capozzi,

                            President and CEO

                        WESTERN OIL & TIRE DISTRIBUTORS, INC.

                        By: /s/ Patrick F. Charles
                            -------------------------
                            Patrick F. Charles, President and CEO

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                                       68

                                                          List of Exhibits
                                                    Agreement and Plan of Merger

Directors and Officers of the Surviving Corporation        Exhibit "1.05"

Common Stock to be issued to Western shareholders          Exhibit "1.06(c)"

Commitments to issue Shares, Warrants or Options           Exhibit "4.03"

Western's Agreement with RMJ & Associates                  Exhibit "4.05"

Agreement For Sale and Purchase of Business Assets         Exhibit "4.06"
   Between Western Oil and Tire Distributors, Inc.
   and Ed's Tire Service, Inc.

Knightsbridge and Western Shareholder Consents             Schedule 6.01(d)

List of Knightsbridge accounts payable and expenses        Exhibit "6.01(e)"
to be paid

Legal Opinion of Western's General Counsel                 Exhibit "6.01(f)"

Legal Opinion of Knightsbridge's General Counsel           Exhibit "6.01(f)(1)"

Consulting Agreement with CPT                              Exhibit "6.01(g)"

Finder's Fee Agreement                                     Exhibit "6.01(h)"

Lock Up Agreement                                          Exhibit "6.01(k)"

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